MERRILL LYNCH MUNICIPAL STRATEGY FUND, INC.

FILE # 811-7203

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
3/6/00	NYS Thruway 6.0 4/1/16	$337,910,000	$2,125,000	Paine Webber
3/6/00	NYS Thruway 6.0 4/1/16	$337,910,000	$2,850,000	Paine Webber
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